Exhibit 99.1

Curtiss-Wright Reports Second Quarter 2016 Financial Results; Maintains Full-Year EPS and Increases Free Cash Flow Guidance

CHARLOTTE, N.C.--(BUSINESS WIRE)--July 27, 2016--Curtiss-Wright Corporation (NYSE: CW) reported financial results for the second quarter and six months ended June 30, 2016.

Second Quarter 2016 Highlights

  Earnings per diluted share of $0.88, exceeding expectations;
  Free cash flow increased 49% to $79 million, resulting in free cash flow conversion of 199%, as defined in table below;
  Net sales of $533 million;
  Operating income of $68 million;
  Operating margin of 12.8%, up 80 basis points;
  Backlog of $2.0 billion increased 6% from December 31, 2015; and
  Share repurchase of approximately $25 million.

Business Outlook

  Increasing full-year 2016 operating margin guidance by 20 basis points to new range of 14.2% to 14.4%, despite lowering sales guidance;
  Increasing free cash flow guidance by $10 million to new range of $300 million to $320 million; and
  Maintaining full-year 2016 expectations for diluted earnings per share (EPS) of $4.00 to $4.15.

“Our second quarter results were ahead of our expectations, as we continue to focus on ongoing margin improvement initiatives and generate significant value for our shareholders despite challenging market conditions,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “Our performance was led by the Power segment, where we produced strong profitability aided by higher AP1000 program revenues, as we continue to support new nuclear power plant construction in the U.S. and China.”

“Looking to the balance of 2016, we continue to anticipate steady, sequential margin improvement as we advance our drive to top-quartile financial performance. We are maintaining our full-year diluted EPS guidance of $4.00 to $4.15, despite having modified our sales outlook based on slowing conditions affecting several of our businesses, particularly those with exposure to the energy markets. In addition, as a result of our on-going cost control actions aimed at mitigating the challenging end market conditions, we are increasing our full-year operating margin guidance by another 20 basis points to a new range of 14.2% to 14.4%, a 90 to 110 basis point improvement compared to pro forma 2015 results. In addition, as a result of strong first half free cash flow and efficient working capital management, we are raising our full-year guidance by $10 million to a new range of $300 to $320 million.”

“We remain committed to increasing shareholder value by improving profitability, generating strong free cash flow and maintaining a balanced capital allocation strategy. Thus far in 2016, we have returned more than $50 million to our shareholders through consistent share repurchases and dividend distributions. We continue to actively repurchase shares under our buyback program and expect to repurchase at least $100 million this year.”

Second Quarter 2016 Operating Results from Continuing Operations

(In thousands)	2Q-2016	2Q-2015	% Change
Sales	$ 532,766	$ 545,194	(2%)
Operating income	68,089	65,442	4%
Operating margin	12.8%	12.0%	80 bps

Sales

Sales of $533 million in the second quarter decreased $12 million, or 2%, compared to the prior year, primarily reflecting a $10 million decrease in organic sales as well as $2 million, or less than 1%, in unfavorable foreign currency translation. Second quarter 2016 sales primarily reflect continued lower demand in the energy sector within the Commercial/Industrial segment, as well as lower international ground defense sales in the Defense segment. Those decreases were partially offset by higher AP1000 program and naval defense revenues in the Power segment.

From an end market perspective, sales to the defense markets increased 1%, while sales to the commercial markets decreased 4%, compared to the prior year.

Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the second quarter was $68 million, an increase of $3 million, or 4%, compared to the prior year. In the Power segment, our results reflect a solid improvement in operating income resulting from higher AP1000 program revenues and prior year AP1000 testing and design costs that did not recur in 2016. This improvement was partially offset by lower international ground defense sales in the Defense segment, as well as lower operating income in the Commercial/Industrial segment resulting from lower sales volumes.

Operating margin was 12.8%, an increase of 80 basis points over the prior year, primarily reflecting higher overall segment operating income, led by the strong performance in the Power segment, as well as the benefits of our ongoing margin improvement initiatives, despite lower sales.

Non-segment Expense

Non-segment expenses were essentially flat compared with the prior year, as lower pension expenses were offset by higher corporate expenses.

Net Earnings

Second quarter net earnings were essentially flat compared to the prior year, as higher operating income was partially offset by higher interest expense, which increased by $1 million compared to the prior year. In addition, the effective tax rate for the current quarter was 31.0%, an increase from 28.9% in the prior year, principally driven by increased foreign research and development tax benefits and favorable adjustments to certain valuation allowances in the prior year that did not recur.

Free Cash Flow

(In thousands)	2Q-2016	2Q-2015
Net cash generated from operating activities	$86,371	$59,821
Capital expenditures	(6,908)	(6,593)
Free cash flow	$79,463	$53,228

Free cash flow, defined as cash flow from operations less capital expenditures, was $79 million for the second quarter of 2016, an increase of $26 million compared to $53 million in the prior year. Net cash generated from operating activities increased $27 million to $86 million, primarily driven by higher advanced payments related to the new China AP1000 order. Capital expenditures of $7 million were essentially flat with the prior year.

New Orders and Backlog

New orders of $524 million in the second quarter were essentially flat compared to the prior year, primarily due to lower orders within the Defense segment where a significant international ground defense contract was received in the prior year, partially offset by higher orders within the Commercial/Industrial and Power segments. Backlog of $2.0 billion increased 6% from December 31, 2015, led by growth in our naval defense businesses.

Other Items – Share Repurchase

During the second quarter, the Company repurchased 315,500 shares of its common stock for approximately $25 million.

Full-Year 2016 Guidance

The Company is updating its full-year 2016 financial guidance as follows:

	Prior Guidance	Current Guidance	Chg vs. 2015
Total sales	$2.17 - $2.22 billion	$2.12 - $2.17 billion	Down 1 - 3%
Operating income	$304 - $315 million	$301 - $313 million	Up 4 - 8%
Operating margin	14.0% - 14.2%	14.2% - 14.4%	Up 90 - 110 bps
Interest expense	$38 - $39 million	$40 - $41 million
Diluted earnings per share	$4.00 - $4.15	No change	Up 7 - 11%
Diluted shares outstanding	46.0 million	45.2 million
Free cash flow	$290 - $310 million	$300 - $320 million	Up 10 - 18%

Notes:

Full-year 2016 growth rates reflect comparisons to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of $20 million recognized in the fourth quarter of 2015.

Additionally, 2016 growth in free cash flow is comparable to adjusted free cash flow for 2015, which excludes the contribution to the Company’s corporate defined benefit pension plan of $145 million in 2015.

A more detailed breakdown of the Company’s 2016 guidance by segment and by market can be found in the attached accompanying schedules.

Second Quarter 2016 Segment Performance

Commercial/Industrial

(In thousands)	2Q-2016	2Q-2015	% Change
Sales	$ 290,046	$ 304,465	(5%)
Operating income	38,957	45,253	(14%)
Operating margin	13.4%	14.9%	(150 bps)

Sales for the second quarter were $290 million, a decrease of $14 million, or 5%, over the prior year. Organic sales decreased 4% over the prior year, excluding $2 million in unfavorable foreign currency translation. In the general industrial market, our results primarily reflect the expected reduction in sales of severe-service valves serving the oil and gas markets, as well as lower sales for industrial vehicle products. Within the commercial aerospace market, higher sales to Boeing for actuation systems and sensors and controls products were partially offset by lower sales of surface technology services to Airbus.

Operating income in the second quarter was $39 million, down 14% from the prior year, while operating margin decreased 150 basis points to 13.4%. These results primarily reflect decreased profitability for industrial valves due to lower sales volumes, more than offsetting the benefit of higher sales of sensors and controls products. We also achieved higher operating margin for industrial vehicle products and surface treatment services, despite lower sales volumes, due to ongoing margin improvement initiatives. In addition, favorable foreign currency translation added $1 million to current quarter results.

Defense

(In thousands)	2Q-2016	2Q-2015	% Change
Sales	$ 113,961	$ 119,651	(5%)
Operating income	18,609	24,391	(24%)
Operating margin	16.3%	20.4%	(410 bps)

Sales for the second quarter were $114 million, a decrease of $6 million, or 5%, from the prior year. Organic sales decreased 4% from the prior year, excluding $1 million in unfavorable foreign currency translation. In the aerospace defense market, we experienced higher sales of embedded computing products on various fighter jet, helicopter and UAV programs, including the Global Hawk, Apache and P-8 programs, which were principally offset by lower foreign military sales. In the ground defense market, second quarter 2016 results primarily reflect lower turret drive stabilization systems sales. We also experienced lower revenues related to avionics and electronics equipment within the commercial aerospace market.

Operating income in the second quarter was $19 million, a decrease of $6 million, or 24%, compared to the prior year, while operating margin declined 410 basis points to 16.3%. The decrease was primarily driven by the transition from a development to a production contract for our turret drive stabilization systems, which provided a net one-time benefit of $4 million in the prior year. These results also reflect lower sales volumes in our commercial avionics and electronics business. Favorable foreign currency translation added $2 million to current quarter results.

Power

(In thousands)	2Q-2016	2Q-2015	% Change
Sales	$ 128,759	$ 121,078	6%
Operating income	16,114	1,454	1,008%
Operating margin	12.5%	1.2%	1,130 bps

Sales for the second quarter were $129 million, an increase of $8 million, or 6%, over the prior year. Within the power generation market, our results reflect higher production revenues from the U.S. and China AP1000 programs, which were partially offset by lower aftermarket sales primarily supporting domestic nuclear operating reactors. In the naval defense market, we experienced higher development sales of pumps and generators supporting the ramp-up on the new Ohio-class replacement submarine program, partially offset by lower sales of pumps and valves on the CVN-79 aircraft carrier program as production is nearing completion.

Operating income in the second quarter was $16 million, an increase of $15 million, or 1,008%, compared to the prior year, while operating margin increased 1,130 basis points to 12.5%. These results reflect higher AP1000 production revenues in the current year and approximately $11 million in AP1000 testing and design costs incurred in the prior year to complete engineering and endurance testing that did not recur. These improvements were partially offset by reduced profitability in our aftermarket power generation business due to lower sales volumes.

Conference Call Information

The Company will host a conference call to discuss second quarter 2016 financial results at 9:00 a.m. EDT on Thursday, July 28, 2016. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company’s website at www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2016	2015	$	%	2016	2015	$	%
Product sales	$427,324	$439,871	$(12,547)	(3%)	$830,242	$885,558	$(55,316)	(6%)
Service sales	105,442	105,323	119	0%	206,031	205,835	196	0%
Total net sales	532,766	545,194	(12,428)	(2%)	1,036,273	1,091,393	(55,120)	(5%)

Cost of product sales	279,869	287,685	(7,816)	(3%)	544,604	580,694	(36,090)	(6%)
Cost of service sales	67,518	75,158	(7,640)	(10%)	134,387	137,252	(2,865)	(2%)
Total cost of sales	347,387	362,843	(15,456)	(4%)	678,991	717,946	(38,955)	(5%)

Gross profit	185,379	182,351	3,028	2%	357,282	373,447	(16,165)	(4%)

Research and development expenses	15,236	15,321	(85)	(1%)	30,396	30,583	(187)	(1%)
Selling expenses	29,126	29,105	21	0%	58,752	60,193	(1,441)	(2%)
General and administrative expenses	72,928	72,483	445	1%	142,782	144,394	(1,612)	(1%)

Operating income	68,089	65,442	2,647	4%	125,352	138,277	(12,925)	(9%)

Interest expense	(10,273)	(8,985)	(1,288)	14%	(20,206)	(17,981)	(2,225)	12%
Other income, net	101	(37)	138	NM	335	444	(109)	NM

Earnings before income taxes	57,917	56,420	1,497	3%	105,481	120,740	(15,259)	(13%)
Provision for income taxes	(17,954)	(16,299)	(1,655)	10%	(32,699)	(37,396)	4,697	(13%)
Earnings from continuing operations	$39,963	$40,121	$(158)	(0%)	$72,782	$83,344	$(10,562)	(13%)

Loss from discontinued operations, net of tax	-	(14,384)	14,384	NM	-	(41,616)	41,616	NM

Net earnings	$39,963	$25,737	$14,226	55%	$72,782	$41,728	$31,054	74%

Basic earnings per share
Earnings from continuing operations	$0.90	$0.85			$1.63	$1.76
Earnings from discontinued operations	-	(0.31)			-	(0.88)
Total	$0.90	$0.54			$1.63	$0.88

Diluted earnings per share
Earnings from continuing operations	$0.88	$0.83			$1.61	$1.72
Earnings from discontinued operations	-	(0.30)			-	(0.86)
Total	$0.88	$0.53			$1.61	$0.86

Dividends per share	$0.13	$0.13			$0.26	$0.26

Weighted average shares outstanding:
Basic	44,487	47,224			44,526	47,466
Diluted	45,164	48,258			45,195	48,487

NM- not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	June 30,	December 31,	Change
	2016	2015	%
Assets
Current assets:
Cash and cash equivalents	$383,151	$288,697	33%
Receivables, net	477,018	566,289	(16%)
Inventories	397,562	379,591	5%
Other current assets	52,561	40,306	30%
Total current assets	1,310,292	1,274,883	3%
Property, plant, and equipment, net	393,909	413,644	(5%)
Goodwill	967,850	972,606	(0%)
Other intangible assets, net	292,498	310,763	(6%)
Other assets	14,631	17,715	(17%)
Total assets	$2,979,180	$2,989,611	(0%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$1,113	$1,259	(12%)
Accounts payable	133,483	163,286	(18%)
Accrued expenses	108,796	131,863	(17%)
Income taxes payable	6,601	7,956	(17%)
Deferred revenue	190,825	181,671	5%
Other current liabilities	41,500	37,190	12%
Total current liabilities	482,318	523,225	(8%)
Long-term debt, net	966,451	951,946	2%
Deferred tax liabilities, net	58,870	54,447	8%
Accrued pension and other postretirement benefit costs	101,720	103,723	(2%)
Long-term portion of environmental reserves	14,512	14,017	4%
Other liabilities	81,038	86,830	(7%)
Total liabilities	1,704,909	1,734,188	(2%)

Stockholders' equity
Common stock, $1 par value	49,187	49,190	(0%)
Additional paid in capital	132,374	144,923	(9%)
Retained earnings	1,651,851	1,590,645	4%
Accumulated other comprehensive loss	(237,337)	(225,928)	5%
Less: cost of treasury stock	(321,804)	(303,407)	6%
Total stockholders' equity	1,274,271	1,255,423	2%

Total liabilities and stockholders' equity	$2,979,180	$2,989,611	(0%)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2016	2015	%	2016	2015	%
Sales:
Commercial/Industrial	$290,046	$304,465	(5%)	$564,773	$602,352	(6%)
Defense	113,961	119,651	(5%)	219,352	233,151	(6%)
Power	128,759	121,078	6%	252,148	255,890	(1%)

Total sales	$532,766	$545,194	(2%)	$1,036,273	$1,091,393	(5%)

Operating income (expense):
Commercial/Industrial	$38,957	$45,253	(14%)	$69,009	$88,542	(22%)
Defense	18,609	24,391	(24%)	35,454	42,418	(16%)
Power	16,114	1,454	1008%	30,742	20,966	47%

Total segments	$73,680	$71,098	4%	$135,205	$151,926	(11%)
Corporate and other	(5,591)	(5,656)	1%	(9,853)	(13,649)	28%

Total operating income	$68,089	$65,442	4%	$125,352	$138,277	(9%)

Operating margins:
Commercial/Industrial	13.4%	14.9%		12.2%	14.7%
Defense	16.3%	20.4%		16.2%	18.2%
Power	12.5%	1.2%		12.2%	8.2%
Total Curtiss-Wright	12.8%	12.0%		12.1%	12.7%

Segment margins	13.8%	13.0%		13.0%	13.9%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Change			Change
	2016	2015	%	2016	2015	%
Defense markets:
Aerospace	$76,167	$75,766	1%	$137,715	$147,107	(6%)
Ground	19,886	24,233	(18%)	39,062	42,893	(9%)
Naval	104,509	100,117	4%	197,460	189,884	4%
Other	2,415	1,529	58%	3,669	3,550	3%
Total Defense	$202,977	$201,645	1%	$377,906	$383,434	(1%)

Commercial markets:
Commercial Aerospace	$104,062	$98,889	5%	$206,249	$200,078	3%
Power Generation	95,768	94,242	2%	195,618	207,478	(6%)
General Industrial	129,959	150,418	(14%)	256,500	300,403	(15%)
Total Commercial	$329,789	$343,549	(4%)	$658,367	$707,959	(7%)

Total Curtiss-Wright	$532,766	$545,194	(2%)	$1,036,273	$1,091,393	(5%)

Use of Non-GAAP Financial Information

The Corporation supplements its financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. Curtiss-Wright believes that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. Curtiss-Wright encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating Income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company’s ongoing business performance. Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended
	June 30,
	2016 vs 2015
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(4%)	(16%)	(4%)	(30%)	6%	1011%	(2%)	0%
Acquisitions	0%	0%	0%	0%	0%	0%	0%	0%
Foreign Currency	(1%)	2%	(1%)	6%	(0%)	(3%)	(0%)	4%
Total	(5%)	(14%)	(5%)	(24%)	6%	1008%	(2%)	4%

	Six Months Ended
	June 30,
	2016 vs 2015
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	(6%)	(24%)	(5%)	(25%)	(1%)	47%	(5%)	(13%)
Acquisitions	1%	1%	0%	0%	0%	0%	1%	0%
Foreign Currency	(1%)	1%	(1%)	9%	(0%)	0%	(1%)	4%
Total	(6%)	(22%)	(6%)	(16%)	(1%)	47%	(5%)	(9%)

Free Cash Flow and Free Cash Flow Conversion

The Corporation discloses free cash flow because it measures cash flow available for investing and financing activities. Free cash flow represents cash available to repay outstanding debt, invest in the business, acquire businesses, return capital to shareholders and make other strategic investments. Free cash flow is defined as cash flow provided by operating activities less capital expenditures. The Corporation discloses free cash flow conversion because it measures the proportion of net earnings converted into free cash flow and is defined as free cash flow divided by net earnings from continuing operations.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net cash provided by operating activities	$86,371	$59,821	$156,631	$(111,270)
Capital expenditures	(6,908)	(6,593)	(15,733)	(15,689)
Free cash flow	$79,463	$53,228	$140,898	$(126,959)

Pension Payment	-	-	-	145,000

Adjusted free cash flow	$79,463	$53,228	$140,898	$18,041

Free Cash Flow Conversion	199%	133%	194%	22%

CURTISS-WRIGHT CORPORATION
2016 Guidance (from Continuing Operations)
As of July 27, 2016
($'s in millions, except per share data)

	2015 Reported	2015 Pro Forma*	2016 Guidance (Current)
			Low	High
Sales:
Commercial/Industrial	$1,185	$1,185	$1,130	$1,155
Defense	477	477	475	485
Power	543	523	515	530
Total sales	$2,206	$2,186	$2,120	$2,170

Operating income:
Commercial/Industrial	$172	$172	$165	$170
Defense	99	99	92	96
Power	75	55	68	71
Total segments	345	325	325	337
Corporate and other	(35)	(35)	(24)	(25)
Total operating income	$311	$291	$301	$313

Interest expense	$(36)	$(36)	$(40)	$(41)
Earnings before income taxes	275	255	262	272
Provision for income taxes	(83)	(77)	(81)	(84)
Net earnings	$192	$178	$181	$188

Reported diluted earnings per share	$4.04	$3.74	$4.00	$4.15
Diluted shares outstanding	47.6	47.6	45.2	45.2
Effective tax rate	30.1%	30.1%	31.0%	31.0%

Operating margins:
Commercial/Industrial	14.5%	14.5%	14.6%	14.8%
Defense	20.7%	20.7%	19.5%	19.7%
Power	13.8%	10.5%	13.2%	13.4%
Total operating margin	14.1%	13.3%	14.2%	14.4%

Note: Full year amounts may not add due to rounding

* Excludes the one-time China AP1000 fee of $20 million recognized as revenue and operating income in the fourth quarter of 2015. This affects the Power segment and Total Curtiss-Wright.

CURTISS-WRIGHT CORPORATION
2016 Sales Growth Guidance by End Market (from Continuing Operations)
As of July 27, 2016

	(Prior)	(Current)
	2016 % Change vs 2015	2016 % Change vs 2015

Defense Markets
Aerospace	1 - 3%	Flat
Ground	4 - 6%	(2 - 4%)
Navy	0 - 2%	0 - 2%
Total Defense (Including Other Defense)	2 - 4%	Flat

Commercial Markets
Commercial Aerospace	(2 - 4%)	Flat
Power Generation	4 - 6%	0 - 2%
General Industrial	(2 - 6%)	(5 - 9%)
Total Commercial	(1 - 3%)	(2 - 4%)

Total Curtiss-Wright Sales	Down 1% to Up 1%	Down 1% to 3%

Note: Full year amounts may not add due to rounding

* The Company’s full-year 2016 guidance reflects sales growth rates compared to 2015 Pro Forma results, which exclude the one-time China AP1000 fee of $20 million recognized as revenue in the fourth quarter of 2015. This affects 2016 growth rates for Power Generation, Total Commercial and Total Curtiss-Wright sales.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,400 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
Jim.Ryan@curtisswright.com